EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. TO ISSUE
$600 MILLION OF SENIOR UNSECURED NOTES
     Los Angeles, CA — November 15, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has priced an offering of $350 million principal amount of its 6.2% senior unsecured notes due 2016 and $250 million principal amount of its 6.85% senior unsecured notes due 2036. The net proceeds from the sale of the notes will be used to repay outstanding debt under Reliance’s credit facility, including borrowings made to fund the repurchase by Earle M. Jorgensen Company of its 9 3/4% senior secured notes due 2012. The transaction is expected to close on November 20, 2006.
     The notes are investment grade rated Baa3 by Moody’s and BBB- by Standard & Poor’s. The notes have been offered only to qualified institutional buyers in reliance on Rule 144A, under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries. The Company was named to the 2006 Fortune 100 Fastest Growing Companies List and the Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance’s reports on file with the Securities and Exchange Commission, including Reliance’s Annual Report on Form 10-K for the year ended December 31, 2005, and its respective Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2006, and September 30, 2006.
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